Exhibit 2.3

Delaware The First State	Page 1

 I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “EDENLEDGER, INC.”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF OCTOBER, A.D. 2020, AT 7:52 O’ CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

7192117 8100 SR# 20208133234	Authentication: 203975769 Date: 10-30-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:52 PM 10/28/2020
FILED 07:52 PM 10/28/2020
SR 20208101644 - File Number 7192117

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
EDENLEDGER, INC.

EdenLedger, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the laws of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is EdenLedger, Inc.

SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 13, 2018.

THIRD: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Eighteen Million Seven Hundred Fifty Thousand (18,750,000) shares of common stock, $0.0001 par value per share, of which One Million Two Hundred Fifty Thousand (1,250,000) shares shall be designated as “Voting Common Stock” and of which Seventeen Million Five Hundred Thousand (17,500,000) shares shall be designated as “Non-Voting Common Stock”. At the initial date and time of the effectiveness of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Effective Time”), each share of common stock of the Corporation issued and outstanding immediately prior to the Effective Time shall split into One and One Quarter (1.25) shares of common stock (the “Stock Split”). The Stock Split shall occur automatically without any further action by the holders of the shares of the common stock affected thereby.”

FOURTH: That the foregoing Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted and approved by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law.

* * * * * * * * * *

The undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing certificate are true and correct to the knowledge of the undersigned, and that this certificate is the act and deed of the undersigned.

Executed on this 28 day of October 2020.

By:	/s/ Michael Golomb
Michael Golomb
President, Director

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